SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2003

MICRON ENVIRO SYSTEMS, INC.

-----------------------------------------

                        (Exact name of registrant as specified in its charter)

NEVADA

98-0202944

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

789 West Pender Street, Suite 460

Vancouver, British Columbia, Canada

V6C 1H2

(Address of principal executive offices)

 (Zip Code)

Registrant’s telephone number, including area code

604-646-6903

Commission File Number: 000-30258

__________________________

__________

(Former name or former address,

 (Zip Code)

if changed since last report.)

The  following   information   specifies   forward-looking   statements  of  our management.   Forward-looking   statements  are  statements  that  estimate  the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of  forward-looking  terminology such as "may",  "will",  "could",   "expect",   estimate",   "anticipate",   "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms.  Actual  results may differ  materially  from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following  information  represent estimates of future events and are subject to uncertainty as to possible changes in economic,  legislative,  industry,  and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among  reasonable  alternatives  require the  exercise of  judgment.  To the extent that the assumed events do not occur, the outcome may vary  substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those  forward-looking  statements.  No assurance can be given that any of the  assumptions  relating to the  forward-looking  statements specified in the following information are accurate, and we assume no obligation to update and such forward-looking statements.

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

Not Applicable.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Not Applicable.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not Applicable.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not Applicable.

ITEM 5. OTHER EVENTS

We are extremely pleased to report that our partners and we have been informed by the operator that all nine of the Kerrobert Project wells have been successfully drilled and cased.  We have now forwarded the final cash call for the completion process.  All funds have now been forwarded and it is anticipated that the completion process for all nine wells should be completed within the next three weeks. It is also anticipated that we could start to receive oil revenue generated from these wells this month.   The first ten wells previously drilled on this prospect all achieved commercial success and the operator is anticipating similar results for this set of nine wells. The way this project is being conducted is to drill and case all nine wells first, then go back to complete and attempt to put on line for sales all nine wells, completing three wells at a time.  We currently have the largest working interest of any company involved in this project that trade exclusively on the OTCBB.  Oil is currently trading at its year high.

Saskatchewan is one of the largest oil producers in Canada, second only to Alberta. The province produces approximately 20% of total Canadian oil production. Cumulative oil production from

Saskatchewan as of December 31, 2000 was 3.6 billion barrels. Remaining recoverable reserves are estimated to be 1.2 billion barrels.  More than 18,000 active wells in Saskatchewan produce in excess of 400,000 barrels of oil per day.  Previous drilling in the area, referred to geologically as the Viking Formation, has resulted in some 500 commercial wells. The formation is located on the Saskatchewan-Alberta border and is considered to be a highly productive, low-risk, high-reward area. The oil is comparable to West Texas No 1. The experience by other oil companies in the area suggests an approximate fifteen year life for the shallow oil wells with minimal operating and drilling costs.

We are also currently conducting due diligence on two potential projects, one located in Saskatchewan, Canada, and another multi-well oil target in Alberta, Canada.

The operator on the Green Ranch Prospect in Texas has informed us that the test for oil in the conglomerate zone of the Z2 well was successful.  Currently, flow rates have ranged between 30 and 77 barrels of oil per day with no water present.  This now means that both the Z1 and Z2 have been successfully dual-completed and both are flowing oil and gas. A well drilled in 1975 from the conglomerate zone, (the East Green H-2) produced over .95 bcf of gas and 86,500 barrels of oil over its lifetime.  We are in the midst of planning a sizable multi-well program in an attempt to exploit the formation that was discovered while testing the Z2 well and we are hoping to commence drilling the Z3 well in the near future.

If you have any questions, please call our office at (604) 646-6903.  If you would like to be added to our update email list, please send an email to info@micronenviro.com requesting to be added.

Bernard McDougall, our president stated, “It is great to have completed drilling and to have all the cash call out of the way.  The next few weeks should be tremendously exciting as we discover production rates of the wells. It would be a huge step towards achieving our goal of becoming a mid range oil and gas producer, if we could have nine new oil producing wells each generating revenue for MSEV.  That would give us 11 independent sources of oil and gas revenue.  When you consider that MSEV currently has the largest working interest of any company involved in this project that trade exclusively on the OTCBB and that the price of oil is trading at its year high, this would be the most opportune time to be able to announce a significant new source of oil revenue for MSEV.”

We are an emerging oil and gas company that has both oil and gas producing properties. Our goal is to become a mid-range oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace.

ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Not Applicable.

ITEM 7. FINANCIAL STATEMENTS

Not Applicable.

ITEM 8. CHANGE IN FISCAL YEAR

Not Applicable.

ITEM 9. REGULATION FD DISCLOSURE

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON ENVIRO SYSTEMS, INC.

/s/ Bernard McDougall

__________________________________

Bernard McDougall

President & Director

Date:         August 8, 2003